Exhibit 1.1

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is made as of August 30, 2004 by and between Tortoise Energy Infrastructure Corporation, a Maryland corporation (the “Purchaser”), and Inergy, L.P., a Delaware limited partnership (the “Company”). The parties agree as follows:

1. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.

“Affiliate” of any Person means (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person that beneficially owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person.

“Basic Documents” means, collectively, this Agreement and any and all other agreements or instruments executed and delivered in connection with this Agreement by the Company or the Purchaser, or any Subsidiary or Affiliate of any of them on even date herewith, or any amendments, supplements, continuations or modifications thereto.

“Business Day” means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in Wilmington, Delaware.

“Capital Stock” of any Person means any and all shares, interests, participations, or other equivalents (however designated) of, or rights, warrants, or options to purchase, corporate stock or any other equity interest (however designated) of or in such Person.

“Closing” shall have the meaning specified in Section 2.

“Closing Date” shall have the meaning specified in Section 2.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means the common units representing limited partner interests of the Company.

“Company” shall have the meaning specified in the introductory paragraph.

“Company Financial Statements” shall have the meaning specified in Section 4.4.

“Company Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations or affairs of the Company and its Subsidiaries taken as a whole measured against those assets, liabilities, financial condition, business, operations or affairs reflected in the Company’s filings with the Commission or from the facts represented or warranted in any Basic Document, (ii) the ability of the Company and its Subsidiaries taken as a whole to carry out their business as of the date hereof or to meet their Obligations under the Basic Documents on a timely basis or (iii) the ability of the Company to consummate the transactions under the Basic Documents.

“Company SEC Documents” shall have the meaning specified in Section 4.4.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercise valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them which exercise valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Company, any of its Subsidiaries or Affiliates or any of their Property, or Purchaser.

“Government Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, including without limitation, Environmental Laws and occupational, safety and health standards or controls of any Governmental Authority.

“Incorporated Documents” shall have the meaning specified in Section 3.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“NASDAQ” shall have the meaning specified in Section 2.

“Obligations” means any and all amounts, liabilities and obligations owing from time to time by the Company to the Purchaser pursuant to any of the Basic Documents and all renewals, extensions and/or rearrangements thereof, whether such amounts, liabilities or obligations be liquidated or unliquidated, now existing or hereafter arising, absolute or contingent.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Company dated as of January 7, 2004, as amended by Amendment No. 1 to Second Amended and Restated Agreement of Limited Partnership of the Company, dated as of February 9, 2004.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Prospectus” shall have the meaning specified in Section 3.

“Purchase Price” shall have the meaning specified in Section 2.

“Purchaser” shall have the meaning specified in the introductory paragraph.

“Registration Statement” shall have the meaning specified in Section 3.

“Rules” means the rules and regulations promulgated by the Commission under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Subordinated Units” means the currently issued and outstanding Junior and Senior subordinated units of the Company.

“Subsidiary” means, as to any Person, any corporation or other entity of which at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.

“Units” shall have the meaning specified in Section 2.

2. Purchase and Sale of Units. Subject to the terms and conditions hereof, Purchaser shall buy from the Company and the Company shall sell to Purchaser the number of the

Company’s Common Units representing limited partner interests (the “Units”) set forth on Exhibit A at the price per unit set forth on Exhibit A. The closing of such purchase and sale (the “Closing”) shall take place at the offices of Blackwell Sanders Peper Martin LLP, Kansas City, Missouri, at 9:00 a.m. on the later of (i) August 30, 2004, and (ii) the next Business Day after the Units have been approved for listing on the NASDAQ National Market (“NASDAQ”), subject to notice of issuance, or at such other time or on such other date as the parties shall have agreed (the “Closing Date”). Upon Closing, the Company shall cause the Units to be delivered to U.S. Bank on Purchaser’s behalf registered in the name of Tortoise Energy Infrastructure Corporation, against payment of the full purchase price for the Units set forth on Exhibit A (the “Purchase Price”) in federal funds (same day funds) by wire transfer to a bank account designated by the Company.

3. Registration Statement and Prospectus; Public Offering. The Company has filed with the Commission, pursuant to the Securities Act and the Rules, a registration statement on Form S-3 (Registration No. 333-101165), including a prospectus, relating to the Units, and such registration statement has become effective. Such registration statement, including financial statements, exhibits and Incorporated Documents (as hereinafter defined), as amended to the date of this Agreement, is hereinafter referred to as the “Registration Statement,” and the prospectus or prospectuses included in the Registration Statement or deemed, pursuant to Rule 429 under the Securities Act, to relate to the Registration Statement, as proposed to be supplemented by a prospectus supplement (including any preliminary prospectus supplement) relating to all of the Units to be filed pursuant to Rule 424 under the Securities Act, is or are hereinafter referred to as the “Prospectus.” Any reference herein to the Registration Statement or Prospectus shall be deemed to include all documents incorporated, or deemed to be incorporated, therein by reference pursuant to the requirements of Item 12 of Form S-3 under the Securities Act (the “Incorporated Documents”). For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (EDGAR), which EDGAR copy is substantially identical to the other copies of such material, except to the extent permitted by Regulation S-T.

4. Representations of the Company. The Company represents and warrants to the Purchaser that as of the date of this Agreement:

4.1 The Company: (i) is a limited partnership duly organized, legally existing and in good standing under DRULPA; and (ii) has all requisite partnership power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have or would not reasonably be likely to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries are in default in the performance, observance or fulfillment of any provision of, in the case of Company, the Partnership Agreement, Certificate of Limited Partnership, or any other organizational document, or, in the case of any Subsidiary of the Company, its Certificate of Incorporation, Bylaws or other organizational documents. Each of the Company’s Subsidiaries that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of the State or other jurisdiction of its incorporation and has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have or would not reasonably be likely to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries that is a corporation is duly qualified or licensed and in good standing as a foreign corporation, foreign limited partnership, or other appropriate entity, and is authorized to do business, in each jurisdiction in which the ownership or leasing of its respective properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company that is not a corporation has been duly formed and is duly qualified or licensed and authorized to do business in each jurisdiction in which the ownership or leasing of its respective properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license or authorization would not have a Company Material Adverse Effect.

4.2 The Company has met the requirements for the use of Form S-3 under the Securities Act.

4.3 At the time it became effective, on the date of this Agreement, on the Closing Date and when any post-effective amendment to the Registration Statement becomes effective or any supplement to the Prospectus is filed with the Commission, the Registration Statement, the Prospectus and any such amendment or supplement, respectively, complied and will comply, in all material respects with the applicable requirements of the Securities Act and the Rules; the Incorporated Documents, when they were or are filed with the Commission, conformed or will conform as of their respective filing dates in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations adopted by the Commission thereunder; and each part of the Registration Statement and any amendment thereto, at the time it became effective, and the Prospectus and any amendment or supplement thereto, at the time it was filed with the Commission pursuant to Rule 424 under the Securities Act, and when such part became effective, did not and will not contain an untrue statement of a material fact or omit to a state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The sale of the Units by the Company to the Purchaser will result in the Purchaser receiving securities that are freely transferable on NASDAQ; the Units will not be “restricted securities” as such term is defined in Rule 144 promulgated under the Securities Act; and the sale of the Units by the Company to the Purchaser will be a registered transaction completed pursuant to the Registration Statement and Prospectus.

4.4 The Company has timely filed with the Commission all forms, registrations and proxy statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents, collectively the “Company SEC Documents”). The Company SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Company Financial Statements”), at the time filed (in the case of registration statements and proxy statements, solely on the dates of effectiveness and the dates of mailing, respectively) (except to the extent corrected by a subsequent filing with the Commission filed prior to the date hereof) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (v) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

4.5 Except as set forth in or contemplated by the Company’s filings with the Commission, since the date of the Company’s most recent Form 10-Q filing with the Commission, the Company and its Subsidiaries have conducted their business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be likely to have a Company Material Adverse Effect, (ii) acquisition or disposition of any material asset by the Company or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business or as disclosed in the Company’s filings with the Commission, or (iii) material change in Company’s accounting principles, practices or methods.

4.6 Except as set forth in the Company’s filings with the Commission, there is no Action pending or, to the knowledge of Company, contemplated or threatened against or affecting Company, any of its Subsidiaries or any of their respective officers, directors, properties or assets, which relates to or challenges the legality, validity or enforceability of any documents or agreements to be executed by the Company in connection with the transactions contemplated by this Agreement, or which (individually or in the aggregate) would reasonably be likely to have a Company Material Adverse Effect.

4.7 The execution, delivery and performance by the Company of this Agreement and all other agreements and instruments to be executed and delivered by the Company in connection with the transactions contemplated by this Agreement, and compliance by Company with the terms and provisions under such agreements, do not and will not (a) violate any provision of any law, statute, rule or regulation, order, writ, judgment, injunction, decree, governmental permit, determination or award having applicability to the Company or any of its Subsidiaries or any of their respective properties or assets, (b) conflict with or result in a violation of any provision of the Certificate of Limited Partnership or other organizational documents of the Company, or the Partnership Agreement, or any organizational documents of any of the Company’s Subsidiaries, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties may be bound or (ii) any other such agreement, instrument or obligation, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Company or any of its Subsidiaries; with the exception of the conflicts stated in clause (b) of this Section 4.7, except where such conflict, violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 4.7 would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

4.8 The Company has all necessary partnership power and authority to execute, deliver and perform its Obligations under the Basic Documents to which it is a party; the execution, delivery and performance by the Company of the Basic Documents to which it is a party, have been duly authorized by all necessary action on its part; and the Basic Documents constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity. No approval from the holders of the Common Units is required as a result of the Company’s sale of the Units to Purchaser.

4.9 No authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Company of any of the Basic Documents to which it is a party, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

4.10 The Company and each of its Subsidiaries have timely and properly prepared and filed all necessary federal, state, local and foreign tax returns with respect to the Company and its Subsidiaries that are required to be filed (taking into consideration any extension periods) and have paid when due all taxes shown to be due thereon and have paid, or made adequate provision (in accordance with GAAP) for the payment of, all other taxes and assessments with respect to the Company and its Subsidiaries to the extent that the same shall have become due (taking into consideration any extension periods), except where the payment of any tax is being contested in good faith or the failure to file such returns or to pay, or make provision for the payment of, such taxes and assessments would not have a Company Material Adverse Effect. The Company does not have any knowledge of any tax deficiency asserted against the Company or any Subsidiary that would reasonably be likely to have a Company Material Adverse Effect.

4.11 None of the Company or any of its Subsidiaries is (a) in default (nor has an event occurred which, with notice or passage of time or both, would constitute such a default) under or in violation of any provision of any loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties may be bound, (b) a party to any order of any Governmental Authority arising out of any Action, which such violation, default or action in clauses (a) and (b) would reasonably be likely to have a Company Material Adverse Effect or (c) in violation of any statute, rule or regulation of any Governmental Authority or any governmental permit, which violation would reasonably be likely to

(individually or in the aggregate) (x) affect the legality, validity or enforceability by the Purchasers of this Agreement or any of the Basic Documents or (y) have a Company Material Adverse Effect.

4.12 The outstanding Capital Stock of the Company consists of (a) 16,326,506 Common Units, (b) 6,623,652 Subordinated Units, (c) the incentive distribution rights, as defined in the Partnership Agreement, (d) the general partner interest in the Company, as defined in the Partnership Agreement, and (e) the 1,735,100 unit options for the purchase of Common Units under the Company’s Long-Term Incentive Plan. All outstanding Common Units have been validly issued and fully paid (to the extent required under the Partnership Agreement) and are nonassessable (except as such nonassessability may be affected by matters described in DRULPA and as described in the Company’s filings with the Commission) and were issued free of preemptive rights (except as provided in the Partnership Agreement). Assuming due payment of the Purchase Price by the Purchaser pursuant to the terms hereof, upon issuance to the Purchaser, the Units will be duly and validly issued, fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such nonassessability may be limited by DRULPA and as described in the Company’s filings with the Commission), free of preemptive rights of other unitholders and free from all Liens, encumbrances, charges and assessments of every nature (except as provided in the Partnership Agreement any Liens created or suffered or to be created by Purchaser or its Affiliates) and, except as provided in the Partnership Agreement, will not be subject to any restriction on the voting or transfer thereof created by the Company. The Company is not a party to any voting trust or other agreement with respect to the voting of the Company’s Capital Stock, except for the Unitholder Agreement, dated July 31, 2003, between the Company and United Propane, Inc. Except for the Company’s outstanding Subordinated Units and the unit options for the purchase of Common Units under the Company’s Long-Term Incentive Plan and for the rights to purchase Capital Stock under the Partnership Agreement and the Company’s Unit Purchase Plan, there are no (i) existing outstanding securities convertible into or exchangeable for Capital Stock of the Company or (ii) existing contracts, commitments, agreements, understandings or arrangements of any kind to which the Company or any of its Affiliates is a party obligating the Company under any circumstance to issue any Capital Stock, or any securities convertible into or exchangeable for or rights to purchase or subscribe for Capital Stock of the Company, other than this Agreement. Except as reflected in the Company’s filings with the Commission, neither the Company nor any of its Subsidiaries is a party to or bound by any agreement with respect to any of its securities which grants registration rights to any Person.

4.13 No fees or commissions will be payable by the Company to any brokers, finders or investment bankers with respect to the sale of the Units, or the consummation of the transactions contemplated by this Agreement. The Company agrees to indemnify and hold harmless the Purchaser from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Company or alleged to have been incurred by the Company in connection with the sale of the Units or the consummation of the transactions contemplated by this Agreement.

4.14 Except (a) as and to the extent disclosed or reserved against on the consolidated balance sheet of the Company as reported in the Company’s most recent Form 10-Q filing with the Commission prior to the date hereof or the notes thereto, or otherwise disclosed in any Company filing with the Commission on or prior to the date hereof, (b) for obligations incurred in connection with the execution of the Basic Documents to which it is a party, or (c) for obligations incurred in the ordinary course of business subsequent to the date of the Company’s most recent Form 10-Q filing with the Commission prior to the date hereof, none of the Company or any of its Subsidiaries has any liabilities that would be required by GAAP to be disclosed and that have not been disclosed in the Company’s filings with the Commission and that, individually or in the aggregate, have had or would reasonably be likely to have a Company Material Adverse Effect.

5. Representations of Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

5.1 The Purchaser is duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own its properties and to conduct its business as currently conducted.

5.2 The Purchaser has all necessary power and authority to enter into, deliver and perform its obligations under this Agreement and to purchase and pay for the Units in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Purchaser and consummation by it of the transactions hereby have been duly and validly authorized by necessary corporate action, and no further consent or authorization of the Purchaser is required. This Agreement has been duly executed and delivered by the Purchaser.

5.3 The execution and delivery of this Agreement, the acquisition of any of the Units and the consummation of the transactions contemplated by this Agreement by the Purchaser, will not (i) result in a breach or a violation of any of the terms or provisions of Purchaser’s organizational documents, (ii) constitute a breach or default under any material agreement or contract to which the Purchaser is a party, except where any such foregoing occurrence will not prevent the consummation of the transactions contemplated herein or would not have a material adverse effect on the Purchaser and its subsidiaries taken as a whole, or (iii) result in a violation of any provision of law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court or governmental agency or body having jurisdiction over the Purchaser.

5.4 Except with respect to the fee to be paid by the Purchaser to Lehman Brothers, no fees or commissions will be payable by Purchaser to any brokers, agent or finders or investment bankers with respect to the sale of the Units, or the consummation of the transactions contemplated by this Agreement. The Purchaser will indemnify and hold harmless the Company from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred or alleged to have been incurred by the Purchaser or any of its affiliates or subsidiaries in connection with the purchase of the Units or the consummation of the transactions contemplated by this Agreement.

5.5 Neither the Purchaser, nor any group (within the meaning of Section 13(d)(3) of the Exchange Act) of which the Purchaser is a member, owns five percent or more of the Company’s issued and outstanding Common Units.

5.6 The Purchaser’s trading and distribution activities with respect to the Company’s Common Units will be in compliance with all applicable state and federal securities laws, rules and regulations and the rules and regulations of NASDAQ. Neither the Purchaser nor any of its affiliates (as that term is defined in Rule 405 promulgated under the Securities Act) has taken, nor will any of them take, directly or indirectly, any action designed to cause or that would result in, or which constitutes or that might reasonably be expected to constitute, the stabilization or manipulation of the price of the Company’s Common Units to facilitate the purchase, sale or resale of the Units.

6. Conditions to the Parties’ Obligation to Close.

6.1 The obligation of the Company to issue and sell the Units at the Closing is subject to the satisfaction (or waiver by the Company), at or before the Closing Date, of each of the following conditions:

(a) The Units shall have been approved for listing on NASDAQ, subject to notice of issuance.

(b) No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or threatened by any governmental agency.

(c) No Action shall be pending against or involve the Company or any of its Property, any of its Subsidiaries or any of their respective Properties that would constitute a Company Material Adverse Effect and no such Action shall be threatened or contemplated.

(d) The representations and warranties of the Purchaser contained in Section 5 hereof shall be true, correct and complete in all material respects as of the date hereof and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true, correct and complete as of such date), and the Purchaser shall have performed, satisfied and complied in all material respects with the covenants and conditions required hereby to be preformed, satisfied or complied with by it at or before the Closing.

(e) The Company shall have received a certificate, dated the Closing Date, of a duly authorized officer of the Purchaser certifying on behalf of the Purchaser that each of the conditions set forth in subsection 6.1(d) have been satisfied.

6.2 The obligation of Purchaser to purchase the Units from the Company at the Closing is subject to the satisfaction (or waiver by Purchaser), at or before the Closing Date, of each of the following conditions:

(a) The Units shall have been approved for listing on NASDAQ, subject to notice of issuance.

(b) Prior to filing the prospectus supplement required to be filed pursuant to subsection 6.2(c), the Company shall have provided to the Purchaser for its review a copy of such prospectus supplement and such prospectus supplement shall be reasonably satisfactory to Purchaser.

(c) The Company shall have filed with the Commission pursuant to Rule 424(b) a prospectus supplement regarding the sale of the Units.

(d) No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or threatened by any governmental agency.

(e) The representations and warranties of the Company contained in Section 4 hereof shall be true, correct and complete in all material respects as of the date hereof and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true, correct and complete as of such date), and the Company shall have performed, satisfied and complied in all material respects with the covenants and conditions required hereby to be preformed, satisfied or complied with by it at or before the Closing.

(f) Purchaser shall have received a certificate, dated the Closing Date, of a duly authorized officer of the Company certifying on behalf of the Company that each of the conditions set forth in subsection 6.2 (a), (c) and (e) have been satisfied and that, to the knowledge of the Company, the condition set forth in subsection 6.2(d) has been satisfied.

7. Compliance and Recourse. The Purchaser and the Company shall comply with all federal and state securities laws, rules and regulations applicable to it in connection with the sale of the Units hereunder. For a period of one year from the Closing Date (a) the Purchaser shall have the right to bring a claim against the Company for any breach of the representations and warranties of the Company contained in Section 4 hereof, which representation and warranties speak as of the date of this Agreement and as of the Closing Date, but not as of any date subsequent to the Closing Date, and (b) the Company shall have the right to bring a claim against the Purchaser for any breach of the representations and warranties of the Purchaser contained in Section 5 hereof, which representation and warranties speak as of the date of this Agreement and as of the Closing Date, but not as of any date subsequent to the Closing Date.

8. Notices. All statements, requests, notices, communications and agreements hereunder shall be in writing, and if to the Purchaser shall be delivered or sent by courier service, mail or facsimile transmission to the Purchaser at 10801 Martin Boulevard, Suite 222, Overland Park, Kansas 66210, Attention: David Schulte, Facsimile No. 913-345-2763, with a copy to Blackwell Sanders Peper Martin LLP, 2300 Main Street, Kansas City, Missouri 64108, Attention: Steven F. Carman Facsimile No. 816-983-8080; and if to the Company shall be delivered or sent by mail, telex or facsimile transmission at Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112, Attention: Laura Ozenberger, Facsimile No. 816-531-4680, with a copy to Stinson Morrison Hecker LLP, 1201 Walnut Street, Kansas City, Missouri 64106, Attention: Paul McLaughlin, Facsimile No. 816-691-3495. Notice given by delivery or courier service shall be effective upon actual receipt. Notice given by mail shall be effective upon actual receipt or, if not actually received, the third Business Day following deposit with the U.S. Post

Office, first-class postage pre-paid and return receipt requested. Notice given by facsimile transmission shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.

9. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Purchaser.

10. Successors. This Agreement will be binding on and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person will have any right or obligation hereunder. No purchaser of Units from the Purchaser shall be deemed to be a successor or assign by reason merely of such purchase.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

12. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts of laws.

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IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be executed by their respective representatives, hereunto duly authorized, as of the date first written above.

INERGY, L.P.

By:	Inergy GP, LLC
its managing general partner

	By:	/s/ John J. Sherman
	Name:	John J. Sherman
	Title:	President & CEO

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

By:	/s/ Zachary A. Hamel
Name:	Zachary A. Hamel
Title:	Secretary

Signature Page to Purchase Agreement

EXHIBIT A

Market Price Per Unit:
5 day volume weighted average price	$24.6575

Market Spread:
Percentage discount from market price 6.375%	$(1.5719)

Gross Price per Unit to Company from Purchaser:	$23.0856

Total Units Purchased	1,300,000

Purchase Price to Company from Purchaser:	$30,011,260